Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of April 11, 2026, is entered into by and among Fusion Five Continents Securities Limited, a New Zealand limited company (the “Company”); Dean Shields, a citizen of New Zealand (“Seller”); and LQR House Inc., a Delaware corporation (“Buyer”).

PREAMBLE

WHEREAS:

A. The Company is a brokerage enabling clients to buy and sell securities electronically and offering clients the ability to make stablecoin deposits for the trading of Hong Kong and U.S. equities (the “Company Business”).

B. Seller is the holder of 10,000 ordinary shares, constituting all of the issued and outstanding shares of the Company (the “Shares”).

C. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Shares — 2,400 Shares in the initial tranche, representing in the aggregate 24% of the outstanding Shares, and later, after regulatory approval is received, the remaining 7,600 Shares — all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

AGREEMENT

ARTICLE I

PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement:

(a) On the date of this Agreement (the “Initial Closing Date”), Seller will sell, convey, transfer, assign, and deliver to Buyer, 2,400 Shares, representing in the aggregate 24% of the outstanding Shares (the “Initial Tranche Shares”), free and clear of all liens, encumbrances and adverse claims and Buyer will purchase the Initial Tranche Shares for a purchase price equal to $28,080,000 (the “Initial Purchase Price”). (All currency amounts in this Agreement are expressed in U.S. dollars except where specified.)

(b) On one or more occasions, on or after ten (10) Business Days (as defined in Section 8.09) after all of the conditions contained in Sections 4.03(b) and 4.04(b) of this Agreement are satisfied (the “Second Closing Date”), Seller will sell, convey, transfer, assign, and deliver to Buyer 7,600 Shares, representing in the aggregate 76% of the outstanding Shares, free and clear of all liens, encumbrances and adverse claims, and Buyer will purchase the Second Tranche Shares for a purchase price equal to $98,800,000 (the “Second Purchase Price”). The parties acknowledge that, depending on factors such as the timing of regulatory approval and the progress of fundraising, the parties may agree to divide the Second Purchase Price across multiple closings, in which case the term “Second Closing Date” shall refer to the date of each of such closing, except in Articles VI, VII, and VIII, where it shall refer to the date of the last of such closings, and the parties’ obligations and related provisions shall be adjust mutatis mutandis.

1.02 Closings.

(a) On the Initial Closing Date and the Second Closing Date, Buyer shall pay the Initial Purchase Price and the Second Purchase Price, respectively, by delivery of Qualified Digital Assets (which, for the purposes of this Agreement, shall be Tether, otherwise known as USDT) to the wallet address designated by Seller in an amount equal to the Initial Purchase Price or Second Purchase Price, as applicable.

(b) On the Initial Closing Date and the Second Closing Date, Seller shall deliver or cause the Initial Tranche Shares and Second Tranche Shares, respectively, to be delivered to Buyer in the name of Buyer, or other such persons or entities to be named by Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and Seller jointly and severally hereby represent and warrant to Buyer that the statements contained in this Article II are true and correct as of the Initial Closing Date and Second Closing Date.

2.01 Organization and Qualification. The Company and each of its subsidiaries, if any, is a corporation duly organized, validly existing and in good standing in the jurisdiction of its domicile and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which it requires such qualification, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate have a material adverse effect on the Company Business. Schedule 2.01 is a complete list of the Company’s subsidiaries.

2.02 Power and Authority. The Company and each of its subsidiaries, if any, has the requisite corporate power and authority to own, operate and lease its properties and assets, and to conduct its business as it is now being conducted.

2.03 Execution and Binding Effect. This Agreement, and all other agreements and instruments executed in connection with this Agreement (collectively, the “Ancillary Agreements”), have been duly and validly executed and delivered by the Company and Seller and (assuming due authorization, execution and delivery by Buyer) constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of the Company and Seller enforceable against the Company and Seller in accordance with their respective terms, subject to laws affecting creditor’s rights and general principles of equity.

2.04 No Breach, Default, Violation or Consent. The execution, delivery and performance by the Company or Seller of this Agreement and the Ancillary Agreements to which the Company or Seller is a party do not and will not:

(a) violate the Company’s director’s resolution, shareholder’s resolution, entitled persons agreement or director’s certificate (together, the “Company Resolutions”) resolving to enter into and complete this transaction;

(b) materially breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a material default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Company Agreements (as defined below) or any Company Permits (as defined below) or of any contract, agreement, instrument or document to which the Company is a party, or by which the Company or its assets are bound, except where the breach, default, non-consent, termination, acceleration, suspension, revocation, cancellation or amendment would not, individually or in the aggregate, have a material adverse effect on the Company Business;

(c) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental entity (each a “Governmental Order”) which names the Company or is directed to the Company or any of their respective assets, except where the breach or violation would not, individually or in the aggregate, have a material adverse effect on the Company Business;

(d) violate any law, rule, regulation, ordinance or code of any governmental entity (each, a “Governmental Rule”), except where the violation would not, individually or in the aggregate, have a material adverse effect on the Company Business; or

(e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each, a “Person”), except where Seller’s or the Company’s failure to obtain the consent, authorization, approval, or exemption, or the Company’s failure to take the action, or make the filing, registration or qualification, would not, individually or in the aggregate, have a material adverse effect on the Company Business.

2.05 Capitalization; Ownership. The authorized capital stock of the Company consists of 10,000 ordinary shares. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. Seller is the sole beneficial owner of the Shares and the Shares are free and clear of any liens or encumbrances (other than restrictions on transfer under applicable state and federal laws). Seller further represents that such Seller has good and marketable title to the Shares and the right and authority to transfer the Shares to Buyer pursuant to this Agreement and without any third-party consent.

2.06 [Reserved]

2.07 Financial Statements.

(a) The Company has previously delivered to Buyer correct and complete copies of (i) its unaudited internally prepared balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31,2024 and December 31, 2025, including the footnotes (if any) thereto, and (ii) unaudited internally prepared interim balance sheets and profit and loss statements as of and for the period ended March 30, 2025 (the “Current Financial Statements” and, together with the items described in clause (i) above, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial condition of the Company as at the end of the periods covered thereby, and the results of its operations and the changes in its financial position for the periods covered thereby in accordance with New Zealand GAAP. Any facts or circumstances which would result in a substantial change to the Financial Statements, if prepared in accordance with IFRS, have been previously disclosed to Buyer in the Schedules to this Agreement, or otherwise disclosed in writing.

(b) Except for the liabilities shown in the Financial Statements, the Company has no liabilities of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes direct or indirect, other than executory obligations to perform services under Company Agreements that are not required to be set forth in the Financial Statements in accordance with New Zealand GAAP or IFRS, or accounts payable incurred in the ordinary course of business since the date of the Current Financial Statements.

2.08 Bank Accounts. Schedule 2.08 sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.09 Tax Matters. The Company:

(a) has filed or caused to be filed (or will file or will cause to be filed) all income tax returns and income tax reports required to be filed by the Company for all periods prior to and ended as of the date of this Agreement;

(b) has paid (or will pay) all taxes, interest, penalties, assessments and deficiencies shown to be due on such income tax returns, if any, and reports or claimed to be due by any governmental entity or which the Company is required to withhold on behalf of any other Person;

(c) has adequate reserves and the provisions for taxes on the books of the Company are adequate for all open years and for its current fiscal period up to the Effective Date and properly classify such tax obligations as either current or deferred;

(d) has no knowledge of any proposed assessment of any additional taxes to be imposed against the Company by any governmental entity or of any basis for any such assessment (whether or not reserved against);

(e) is not currently being audited by any governmental entity, and no such audit is pending or, to the Company’s knowledge, threatened;

(f) has not made any tax elections which (i) were in effect in any past year for which the time for audit has not expired, (ii) are currently in effect or (iii) will be in effect at any future time, except for its election to be taxed under Subchapter S of the Internal Revenue Code;

(g) has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any tax; and

(h) to the Company’s knowledge, meets all tax requirements applicable to the Company for treatment of any individuals who are not treated as employees and who provide services on behalf of the Company for clients of the Company (“Consultants”) as self-employed consultants; the services of the Company’s Consultants are retained through consulting companies; the Company complies with all requirements regarding tax and FICA-equivalent withholdings, benefits, insurance and workers’ compensation applicable to the Consultants; and there have been no challenges on audit or otherwise as to the status of such persons as self-employed consultants to the Company.

2.10 Litigation. Except as otherwise disclosed in Schedule 2.10, to the Company’s knowledge, there is no pending, threatened investigation, action or proceeding against the Company, by or before any governmental entity or arbitrator, and Seller have no knowledge of any basis for any such investigation, action or proceeding. Except as otherwise disclosed in Schedule 2.10, there is no pending or, to the Company’s knowledge, threatened investigation, action or proceeding against the Company or Seller by or before any governmental entity or arbitrator which, if determined adversely to such Seller, would materially and adversely affect its ability to consummate the transactions contemplated hereby, and neither the Company nor Seller has knowledge of any basis for any such investigation, action or proceeding. Schedule 2.10 sets forth a correct and complete list of each investigation, action and proceeding described in the preceding sentences, the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

2.11 Absence of Certain Changes and Events. Except as otherwise disclosed in Schedule 2.11, since the Effective Date:

(a) the Company has not incurred any material obligation or liability except for normal trade obligations incurred in the ordinary course of business;

(b) no casualty, loss or damage has occurred with respect to any of the Company’s assets, whether or not the same is covered by insurance;

(c) the Company has not sold, transferred or otherwise disposed of any of its assets or any interest therein, or agreed to do any of the foregoing, except for sales of inventory in the ordinary course of business;

(d) he Company has not written off as uncollectible any of its accounts receivable or written down the value of any of its assets outside the normal course of business;

(e) the Company has not waived or released any of its rights with respect to its business or assets or permitted any of such rights to lapse;

(f) no key executive officer or other key employee of the Company has left the Company’s employment;

(g) the Company has not granted, and is not committed to grant, any salary or wage increases to any of its employees, except as occurs in the ordinary course of business when an employee changes client assignments or following regular employee review;

(h) the Company has not made, or committed to make, any capital expenditures in excess of Seventy-five Thousand Dollars ($75,000) in the aggregate;

(i) there has been no payment, discharge or other satisfaction of any liabilities of the Company, whether direct or indirect, fixed or contingent or otherwise, other than the satisfaction, in the ordinary course of business, of liabilities reflected on the Financial Statements or incurred in the ordinary course of business;

(j) the Company has not introduced any material change with respect to its business, including, without limitation, with respect to services it provides, the areas in which such services are provided, or its accounting methods; and

(k) no material adverse change, and no event which is likely to result in a material adverse change, has, to the Company’s knowledge, occurred or will occur as a result of the consummation of the transactions contemplated in this Agreement.

2.12 Clients. Schedule 2.12 sets forth a correct and complete list of each of the clients of the Company whose business with the Company constituted five percent (5%) or more of the Company’s net revenues during the twelve (12)-month period ended December 31, 2025. To the Company’s knowledge, it is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such client. Since January 1, 2026, except in the normal course of business, no such customer has terminated its relationship with, or materially reduced its business with the Company, and to the best of the Company’s knowledge, no such customer intends to terminate its relationship with, or materially reduce its business with, the Company.

2.13 Constituent Documents and Governmental Rules; Legal Compliance. The Company has a sole shareholder and sole director and does not have a constitution or shareholders’ agreement. To the best of the Company’s knowledge and belief, the Company is, and has been, in compliance with (a) its constituent or governance documents (to the extent applicable); and (b) all applicable laws, regulations, and governmental rules relating to the Company, its business and its assets. To the Company’s knowledge, it has complied with all applicable laws (including regulations and statutes such as the New Zealand Companies Act 1993), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

2.14 Governmental Orders. Schedule 2.14 sets forth a correct and complete list of all outstanding orders, writs, injunctions, decrees, awards, judgments and rulings entered by or with any governmental body, agency or authority (collectively, the “Governmental Orders”) which name the Company or are directed to the Company or any of its assets, together with the governmental entity who issued the same and the subject matter thereof. To the Company’s knowledge, the Company is in compliance with all such Governmental Orders, except where any non-compliance would not, individually or in the aggregate, have a material adverse effect on the Company Business.

2.15 Company Permits. Schedule 2.15 sets forth a correct and complete list of all permits, licenses, franchises, certificates, authorizations, consents and approvals obtained from or issued by any governmental entity and which are necessary or desirable for the ownership or operation of the Company or the ownership, operation or use of its assets (collectively, the “Company Permits”), and indicates for each whether any consent from the issuing authority is required in connection with the consummation of the transactions contemplated hereby. The Company Permits have been validly acquired, are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable Governmental Orders for the Company to carry on its business as now being conducted and to own, operate or use its assets. To the Company’s knowledge, no violations have been recorded against any such Company Permit, no citation, notice or warning has been issued by any governmental entity with respect to any such Company Permit, no investigation or hearing has been held by or before any governmental entity with respect to any such Company Permit, the Company has not received any notice from any governmental entity that it intends to cancel, revoke, terminate, suspend or not renew any such Company Permit and, to the Company’s knowledge, there is no basis for any of the foregoing. To the Company’s knowledge, the Company is in compliance with all such Company Permits, except where any non-compliance would not, individually or in the aggregate, have a material adverse effect on the Company Business.

2.16 Environmental Matters.

(a) No Hazardous Substances (as defined below) have been or are being generated, used, processed, treated, stored, released, transported or disposed of by the Company;

(b) No Person who has leased, occupied or used any real property now or previously owned, leased, occupied or used by the Company has, to the Company’s knowledge, generated, used, processed, treated, stored, released or disposed of any Hazardous Substances on such property; and

(c) No event has occurred and no condition exists with respect to the Company or its business or assets which has resulted in, or is likely to result in, any material liability, cost or expense to the Company or any other Person who owns or operates its business or assets under any applicable Environmental Rule (as defined below), and the Company has not received any notice from any governmental entity or other Person of its intention to impose any such liability, cost or expense upon the Company or any such Person.

As used herein, the terms: (i) “Environmental Rule” means any Governmental Orders which relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health or safety, including, without limitation, any Governmental Orders relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances and any common laws of nuisance, negligence and strict liability relating thereto, together with all rules, regulations and orders issued thereunder, as any of the same may be amended; and (ii) “Hazardous Substance” means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Orders.

2.17 Real Property.

(a) Schedule 2.17 sets forth a correct and complete list of (i) all real property currently owned, leased or used by the Company (collectively, the “Real Property”), (ii) all leases, subleases and other agreements or rights pursuant to which any Person has the right to occupy or use any of the Real Property owned by the Company, and (iii) all leases, subleases and other agreements or rights pursuant to which the Company has the right to occupy or use any of the Real Property owned by others.

(b) To the Company’s knowledge, all improvements located on the Real Property (including without limitation all water, sewer, gas, electrical and HVAC systems servicing the same) are in good repair and operating condition.

(c) To the Company’s knowledge, the Real Property: (i) is adequately serviced by all utilities necessary for the conduct of the Company Business as currently conducted thereon; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; and (iii) has adequate parking that is sufficient to meet the needs of the Company’s employees and business invitees and to comply with applicable Governmental Rules.

2.18 Personal Property.

(a) Schedule 2.18 sets forth a correct and complete list of all leases and other agreements pursuant to which the Company leases any equipment, machinery, fixtures, tools, dies, patterns, vehicles, computer hardware or software or furniture (collectively, the “Equipment”).

(b) To the Company’s knowledge and except for the office telephone system and the copying/scanning machines, all Equipment owned or leased by the Company is in good repair and fair operating condition (ordinary wear and tear excepted), is suitable for the purposes for which it is used and constitutes all Equipment necessary to conduct the Company Business as currently conducted.

(c) Except as otherwise disclosed in Schedule 2.18, all accounts receivable of the Company (i) represent amounts receivable for services actually provided, (ii) are not subject to any material defenses, counterclaims or rights of setoff, (iii) have been billed and are generally due and payable within 30, 45 or 60 days after billing depending on the client, and (iv) are fully collectible in the ordinary course of business except as set forth in the Financial Statements. Schedule 2.18 sets forth the total amount of the Company’s accounts receivable outstanding as of the Effective Date, together with the aging of such receivables, from the due date thereof, based on the following schedule: (i) 0-30 days; (ii) 31-60 days; (iii) 61-90 days; and (iv) over 90 days.

2.19 Intellectual Property. Schedule 2.19 sets forth a correct and complete list of (a) all patents, registered and unregistered trademarks, service marks, logos, corporate and trade names and registered and common law copyrights, and all applications therefor, which are owned by or licensed to the Company or are otherwise used by the Company in its business (the “Intellectual Property”), (b) all licenses or other agreements pursuant to which any Person has the right to use any Intellectual Property owned by the Company, (c) all licenses or other agreements, pursuant to which the Company has the right to use any Intellectual Property owned by others, and (d) all consents which must be obtained, all filings which must be made and all other actions which must be taken in respect of the Intellectual Property in connection with the consummation of the transactions contemplated hereby. The Company has the lawful right to use all of the Intellectual Property, and no such use infringes upon the lawful rights of any other Person. No Person is using any Intellectual Property in a manner which infringes upon the lawful rights of the Company.

2.20 Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Closing Balance Sheet delivered to Buyer, or acquired after the Effective Date, free and clear of all liens.

2.21 [Reserved]

2.22 [Reserved]

2.23 Personnel Matters.

(a) Schedule 2.23 sets forth a correct and complete list of (i) all directors and executive officers of the Company, (ii) all other employees of or consultants to the Company whose annual compensation (including bonuses and commissions) during the Company’s fiscal year ended December 31, 2025 was the New Zealand dollar equivalent of $90,000 or more, (iii) the current job title or relationship to the Company of each such Person described in clauses (i) and (ii) of this Section 2.23, (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during the Company’s fiscal year ended December 31, 2025 and (v) any employee benefits or perquisites available to any such Person that are not generally available to employees of the Company.

(b) Except as otherwise disclosed in Schedule 2.23, the Company is not a party to any employment, consulting or similar agreement, written or oral, with any Person.

(c) Except as otherwise disclosed in Schedule 2.23, (i) no employees of the Company are represented by any labor union or similar organization, (ii) the Company is not party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding or given the Company notice of any intention to hold an election of a collective bargaining representative at any time during the past three years.

(d) Except as otherwise disclosed in Schedule 2.23, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of the Company currently exists or, to the Company’s knowledge, is threatened and (ii) no investigation, action or proceeding by or before any governmental entity which relates to allegedly unfair or discriminatory employment or labor practices or the violation of any Governmental Orders relating to employment or labor practices is pending or, to the Company’s knowledge, threatened, and Seller have no knowledge of any basis for any such investigation, action or proceeding.

(e) To the Company’s knowledge, no executive, key employee, or significant group of employees plans to terminate employment with the Company during the next twelve (12) months. The Company has not committed any material unfair labor practice. With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or, prior to the applicable closing date, will be, satisfied. Within the past 3 years, the Company has not implemented any plant closing or layoff of employees that could implicate any applicable law, and no such action will be implemented without advance notification to Buyer.

(f) Except as otherwise disclosed in Schedule 2.23, the Company does not have any employee benefit plans. Each such employee benefit plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such employee benefit plan and complies in form and in operation in all material respects with the requirements of any applicable employee benefit plan law.

2.24 Insurance. The Company does not currently maintain insurance policies as the owner, the insured the loss payee, or the beneficiary.

2.25 Indebtedness. Schedule 2.25 sets forth a complete list of all agreements, documents, instruments and securities which are currently in effect and which create, evidence or secure any indebtedness of the Company (exclusive of trade payables) or pursuant to which the Company has guaranteed any indebtedness or other obligations of any other Person, together with the names of the creditors thereunder or beneficiaries thereof, the principal amount owing thereunder or secured or guaranteed thereby, the interest rates payable thereunder and the amortization and maturity thereof.

2.26 Other Material Company Agreements. Schedule 2.26 sets forth a correct and complete list of all bids, offers, leases, licenses, contracts and other business arrangements, written or oral, to which the Company or any of its subsidiaries is a party or by which the Company or any of its assets are bound (collectively, the “Company Agreements”), other than (a) the Company Agreements listed on any of Schedule 2.17 through Schedule 2.25, (b) Company Agreements involving the payment by or to the Company, or creating any liability of the Company (whether direct or indirect, fixed or contingent), of more than $75,000 over the term thereof, and (c) the Company Agreements which are cancellable by the Company on thirty (30) days’ notice or less without any material liability to the Company.

2.27 Status of Company Agreements. Each Company Agreement listed on any of Schedule 2.17 through Schedule 2.26 is in full force and effect and is enforceable against the Company, the other parties thereto, in accordance with its terms. The Company is in compliance with each such Company Agreement in all material respects. All other parties to such Company Agreements are in compliance with the terms thereof in all material respects. No consent of the other parties to such Company Agreements is required in connection with the consummation of the transactions contemplated hereby other than any change of control provisions set forth therein, except to the extent that any leases set forth in Schedule 2.17 may contain provisions requiring the consent of the landlord to assignment, which provisions may provide that the consummation of the transactions contemplated hereby constitutes an assignment, in which event Buyer agrees that obtaining such consent is not a condition of Closing.

2.28 Delivery of Documents; Accurate Disclosure. Seller has previously delivered to Buyer correct and complete copies of each of the Company Agreements listed on Schedule 2.17 through Schedule 2.26 and of each additional agreement, document and instrument which Buyer (or its accountants or attorneys) has requested in writing. None of the information furnished or to be furnished by the Company or Seller to Buyer or any of its representatives in connection with this Agreement and all other agreements and instruments related to this Agreement, and none of the representations and warranties of the Company set forth herein, in any other agreements and instruments related to this Agreement or in any certificate delivered in connection herewith or therewith, (a) is or will, to the Company’s knowledge, be false or misleading in any material respect, (b) contains or will contain, to Company’s knowledge, any untrue statement of a material fact, or (c) omits or will omit, to Company’s knowledge, any statement of material fact necessary to make the same not misleading.

2.29 Brokers’ Fees. Neither the Company nor Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

2.30 Technology Providers. Schedule 2.30 lists the providers of technology adapted and implemented by the Company for its clients. The Company consultants and other Company personnel who provide services to clients have met all training requirements the Company of the clients for whom they work for working with the technology to which they are assigned, and the Company and its Consultants and other Company personnel who work with such technology are, if required by the client, certified by the respective technology providers.

2.31 Business Continuity. To Company’s knowledge, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of the Company Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company. The Company is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Company.

2.32 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been, to the Company’s knowledge, in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

For purposes of this Article II, the term “Company’s knowledge” means the actual and constructive knowledge of the Company’s officers and directors, after reasonable due inquiry under the circumstances.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article III are true and correct as of the Effective Date and shall be true and correct as of the Initial Closing Date and Second Closing Date.

3.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing in the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which it requires such qualification.

3.02 Power and Authority. Buyer has the requisite corporate power and authority to own, operate and lease its properties and assets, to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement and the Ancillary Agreements.

3.03 Execution and Binding Effect. This Agreement and the applicable Ancillary Agreements have been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller, as applicable) constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to laws affecting creditor’s rights and general principles of equity.

3.04 No Breach, Default, Violation or Consent. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements do not and will not:

(a)

(g) violate Buyer’s currently effective charter or by-laws;

(b) materially breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a material default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, instrument or document to which Buyer is a party, or by which Buyer or any of its properties or assets is bound, except where the breach, default, non-consent, termination, acceleration, suspension, revocation, cancellation or amendment would not, individually or in the aggregate, have a material adverse effect on Buyer’s business;

(h) breach or otherwise violate any Governmental Order which names Buyer or is directed to Buyer or any of its properties or assets, except where the breach or violation would not, individually or in the aggregate, have a material adverse effect on Buyer’s business;

(i) violate any Governmental Rule, except where the violation would not, individually or in the aggregate, have a material adverse effect on Buyer’s business; or

(j) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person, except where Buyer’s failure to obtain the consent, authorization, approval, or exemption, or Buyer’s failure to take the action, or make the filing, registration or qualification, would not, individually or in the aggregate, have a material adverse effect on Buyer’s business.

3.05 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

3.08 Legal Proceedings. There are no actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such action.

3.09 Independent Investigations. Buyer has conducted its own independent investigation, due diligence (financial, legal, tax or otherwise), review and analysis of the business, results of operation, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article II hereof (including the related portions of the Disclosure Schedules), and (b) neither Seller nor the Company, nor any other Person, has made any representation or warranty as to Seller, or the Company, either written or oral, except as expressly set forth in Article II hereof (including the related portions of the Disclosure Schedules).

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions to Each Party’s Obligations. The respective obligations of each Party hereunder (i) on the Initial Closing Date shall be subject to the satisfaction prior to the Initial Closing Date and (ii) on the Second Closing Date shall be subject to the satisfaction prior to the Initial Closing Date and the Second Closing Date, in each case of the following conditions:

(a) No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement or any Ancillary Agreements, and shall be in effect.

(b) There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreements, or seeking to obtain any material damages.

4.02 Conditions to Seller’s Obligations.

(a) The obligations of Seller on the Initial Closing Date shall be subject to the satisfaction on or prior to the Initial Closing Date of the following conditions unless waived by Seller in writing:

(i)	The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Initial Closing Date.

(ii)	Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement and the Ancillary Agreements.

(iii)	Buyer shall have paid the Initial Purchase Price to Seller in accordance with the terms of this Agreement. The conditions set forth in this clause (iii) and clauses (i) and (ii) above are referred to herein as the “Seller Initial Closing Conditions.”

(b) The obligations of Seller on the Second Closing Date shall be subject to the satisfaction on or prior to the Second Date of the following conditions unless waived by Seller in writing:

(i)	The Seller Initial Closing Conditions have been satisfied, and the representations and warranties described in Section 4.02 (a)(i) are true as of the Second Closing Date.

(ii)	The Company or Buyer has obtained, or shall obtain, all regulatory approvals (if any) required in connection with this transaction and the change of control in ownership contemplated by it (the “Regulatory Approval”). To the extent not obtained prior to completion, obtaining such Regulatory Approval shall constitute a condition subsequent to this transaction.

4.03 Conditions to Buyer’s Obligations. The obligations of Buyer shall be subject to the satisfaction prior to the Closing of the following conditions unless waived by Buyer in writing:

(a) The obligations of Buyer on the Initial Closing Date shall be subject to the satisfaction on or prior to the Initial Closing Date of the following conditions unless waived by Buyer in writing:

(i)	The representations and warranties of Company and Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Initial Closing Date.

(ii)	Seller shall have performed all agreements and covenants required under this Agreement and the Ancillary Agreements to be performed by it prior to the Initial Closing Date.

(iii)	Buyer shall have completed its due diligence of the Company’s business and operations with results satisfactory to Buyer in its good faith and reasonable discretion, subject to Buyer making commercially reasonable efforts to complete such due diligence in a timely manner prior to the Initial Closing Date.

(iv)	Seller shall have provided Buyer with all of the documents required by Section 5.02 hereof. The conditions set forth in this clause (v) and clauses (i) thru (iv) above are referred to herein as the “Buyer Initial Closing Conditions.”

(b) The obligations of Buyer on the Second Closing Date shall be subject to the satisfaction on or prior to the Second Date of the following conditions unless waived by Buyer in writing:

(i)	The Buyer Initial Closing Conditions have been satisfied, and the representations and warranties described in Section 4.03(a)(i) are true as of the Second Closing Date.

(ii)	Seller shall have complied with all covenants set forth in this Agreement and the Ancillary Agreements applicable to the period prior to the Second Closing Date.

(iii)	The Company or Seller has obtained Regulatory Approval to the extent required for this transaction.

ARTICLE V
CLOSINGS

5.01 Closings. The closings of the transactions contemplated by this Agreement shall occur on the Initial Closing Date and Second Closing Date as set forth herein.

5.02 Deliveries by the Company and Seller.

(a) On the Initial Closing Date, the Company and Seller shall provide the following to Buyer:

(i)	Properly signed transfers of the Initial Tranche Shares to Buyer or its nominees in registrable form, together with evidence of the transfer of the Initial Tranche Shares to Buyer in the form of (x) the registration of the share transfer through the New Zealand Companies Office and (y) the corresponding upload of the applicable share transfer form to the Companies Office and any other forms required;

(ii)	A resolution of the director of the Company approving the transfers of the Initial Tranche Shares and directing that, upon presentation of those transfers duly executed, the name of Buyer and/or its nominees (as the case may be) be entered in the register of shareholders of the Company as the owner of the Initial Tranche Shares;

(iii)	Resignation in writing of Seller as the director of the Company, and acknowledgment, in writing, by him that no money is owing to him whether by way of fees, salary, reimbursement for expenditure, compensation, or otherwise, and that he has no claims of any nature against the Company;

(iv)	Effective resolutions of the shareholder of the Company appointing such persons as the director of the Company as Buyer may notify, such appointments to be effective from the Initial Closing Date;

(v)	A certificate executed by the Secretary the Company, dated as of the Initial Closing Date, certifying that attached thereto are true and complete copies of (i) the articles of incorporation and bylaws of the Company, (ii) all resolutions adopted by the directors of the Company authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) an incumbency certificate certifying the signatures and incumbency of authorized signatories of the Company to this Agreement and the Ancillary Agreements;

(vi)	A certificate executed by the Company and Seller, dated as of the Initial Closing Date, certifying to Buyer that each of the representation and warranties of Seller in Article II is accurate in all material respects as of the Initial Closing Date, and there has been no material adverse change in the Company or the business of the Company, since the date of the Agreement;

(vii)	An opinion of New Zealand counsel to the Company in a form reasonably acceptable to Buyer; and

(viii)	Such other documents as are reasonably necessary to carry out the terms of the transaction contemplated by this Agreement.

(b) On the Second Closing Date, the Company and Seller shall provide the following to Buyer:

(i)	Properly signed transfers of the Second Tranche Shares to Buyer or its nominees in registrable form, together with evidence of the transfer of the Second Tranche Shares to Buyer in the form of (x) the registration of the share transfer through the New Zealand Companies Office and (y) the corresponding upload of the applicable share transfer form to the Companies Office and any other forms required.

(ii)	Bring-down certificates or opinions with respect to all of the deliverables set forth in Section 5.02(a) in respect of the Second Tranche Shares; and

(iii)	Copies of the Regulatory Approval.

ARTICLE VI

INDEMNIFICATION

6.01 Survival of Representations, Etc. The representations, warranties, covenants and indemnities set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith or contemplated hereby shall survive for a period of nine (9) months from the Second Closing Date. The expiration of any representation or warranty as provided in this Section 6.01 hereof shall preclude any indemnity with respect thereof under this Article VI from and after the time such representation or warranty shall have expired; provided, however, that the expiration of any such representation or warranty shall not affect the rights of any party in respect of any such indemnity claim therefor as to which notice thereof has been given under this Article VI prior to the expiration of the applicable survival period provided in this Section 6.01 hereof.

6.02 Indemnification by Seller. From and after the Initial Closing Date, Seller shall indemnify, defend, save and hold harmless Buyer and its respective officers, directors, shareholders, affiliates and successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses (as defined below) incurred by any Buyer Indemnified Party and arising out of or resulting from (i) any breach of any representation or warranty given or made by Seller in this Agreement or any Ancillary Agreements and (ii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement or any Ancillary Agreements.

6.03 Indemnification by Buyer. From and after the Initial Closing Date, Buyer and the Company shall, jointly and severally, indemnify, defend, save and hold harmless Seller and his affiliates and successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses (as defined below) incurred by Seller Indemnified Party and arising out of or resulting from (i) any breach of any representation or warranty given or made by Buyer in this Agreement or any Ancillary Agreements and (ii) any nonfulfillment or breach of any covenant or agreement made by Buyer in this Agreement or any Ancillary Agreements.

6.04 Notice of Indemnity Claims. If any Buyer Indemnified Parties or Seller Indemnified Parties entitled to or seeking indemnification hereunder (an “Indemnified Party”) (a) determines that any event, occurrence, fact, condition or claim has given or could give rise to Losses for which such Indemnified Party is or may be entitled to, or may seek, indemnification under this Agreement, (b) otherwise identifies an event, occurrence, fact, condition or claim giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party, or (c) with respect to any third-party claim, becomes aware of the assertion of any claim or of the commencement of any action, suit or proceeding at law or in equity (any of the foregoing, an “Indemnity Claim”), such Indemnified Party shall promptly notify the party or parties obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, the failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure. Any Claim Notice not relating to a third-party claim shall specify the nature of the Loss and the estimated amount thereof. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the delivery of the Claim Notice that the Indemnifying Party disputes the referenced Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder (a “Final Claim”).

6.05 Losses Defined. As used in this Article VI, “Losses” means any and all losses, liabilities, obligations and damages and other reasonable out-of-pocket costs, expenses and charges, including, without limitation, reasonable attorneys’ fees and other amounts incurred in proceedings relating to Losses, but all of which Losses shall be reduced by (a) any insurance proceeds actually recovered with respect to the events or transactions giving rise to such Losses (less any increase in annual premiums as a result of such claims) or (b) any reserve set forth in, or provision made in, the Financial Statements specifically with respect to the events or transactions giving rise to such Losses.

6.07 Threshold. Seller and Buyer shall not have any liability pursuant to Section 6.02 hereof, unless and until the aggregate amount of Losses pursuant to Section 6.02 hereof is greater than or equal to $500,000 (the “Basket”), in which case Seller shall be responsible only for Losses exceeding the Basket. Buyer shall not have any liability pursuant to Section 6.03 hereof, unless and until the aggregate amount of Losses pursuant to Section 6.03 hereof is greater than or equal to the Basket, in which case Buyer shall be responsible only for Losses exceeding the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.02 hereof shall not exceed $500,000 (the “Cap”). The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.03 hereof shall not exceed the Cap.

6.08 Sole and Exclusive Remedy. Following the Closing, the indemnification rights pursuant to this Article VI shall constitute the sole and exclusive remedies for Seller, Buyer and the Company, pursuant to this Agreement with respect to Losses of any kind or nature rising out of or in connection with this Agreement, except for claims arising from fraud, criminal activity, gross negligence or willful misconduct on the part of any Indemnifying Party.

6.09 Tax Benefits and Tax Detriments. Any Losses shall be calculated net of any tax benefits actually realized by the Indemnified Party by reason of deductibility of such Losses.

6.10 Mitigation. Each of the Seller Indemnified Parties and the Buyer Indemnified Parties shall make commercially reasonable efforts to mitigate or minimize Losses under this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable under this Article VI; provided, however, that nothing in this Section 6.10 is intended to obligate any such parties to incur extraordinary expense or risk to mitigate or minimize any such Losses.

6.11 Review Rights. Upon reasonable request and during regular business hours and not to exceed more than twice per calendar year, at Seller’s own cost expense, Seller may request and shall have access to relevant supporting materials and other documents as reasonably necessary to verify compliance with the terms and conditions of this Article VI and to investigate and verify any claims made pursuant this Article VI.

ARTICLE VII

INTERIM PERIOD COVENANTS

7.01 Conduct of the Company Business. Commencing on the Initial Closing Date and ending on the Second Closing Date (the “Interim Period”), and except as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld), the Company shall and Seller shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; (y) use reasonable commercial efforts to maintain and preserve intact the current organization (other than as contemplated by this Agreement), business and franchise of the Company, and to preserve the rights, franchises, goodwill and relationships of its employees, consultants, lessors, licensors, lenders, clients, suppliers, vendors, business associates, regulators and others having business relationships with the Company; and (z) make good faith, diligent reasonable commercial efforts to maximize revenue. Without limiting the generality of the foregoing, during the Interim Period, Seller shall:

(a) cause the Company to preserve and maintain all of its licenses and permits;

(b) cause the Company to pay its debts, taxes and other obligations when due, and not assume any new debts or obligations other in the ordinary course of the Company Business consistent with past practice;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were prior to the Initial Closing Date, reasonable wear and tear excepted;

(d) cause the Company to continue in full force and effect without modification all insurance policies, to the extent it has such policies on the date hereof or on the Initial Closing Date, except as required by applicable law;

(e) cause the Company to defend and protect its properties, asset contracts and the Company Business from infringement or usurpation, not to transfer any of its properties, assets, revenues, contracts or the Company to third parties, or create any liens or encumbrances thereon (including, without limitation, by way of selling, assigning, leasing or factoring the Company’s accounts receivable), or take any other actions which would materially adversely affect the Company’s ability to fully satisfy its obligations hereunder;

(f) cause the Company to perform all of its material obligations under all contracts relating to or affecting its properties, assets or the Company Business;

(g) cause the Company to maintain its books and records in accordance with past practice, and permit Seller and its agents to inspect and copy the books and accounts of the Company for purposes of verifying Buyer’s and the Company’s compliance with its obligations hereunder;

(h) cause the Company to comply in all material respects with all applicable laws, rules and regulations, as well as all applicable customer policies and practices, including privacy and data security protocols; and

(i) cause the Company not to take or permit any action that would cause any of the changes, events or conditions which would materially reduce the Company Business, or materially adversely affect its ability to conduct its operations on an ongoing basis consistent with past practice, or otherwise render the Company inoperable, unable to pay its debts when due, or cause material breach of its obligations hereunder.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.01 Amendments. This Agreement may be amended only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

8.02 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that any assignment by a party of its rights under this Agreement without the written consent of the other parties shall be null and void ab initio. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.03 Entire Agreement; Conflicts. This Agreement and the Ancillary Agreements contain the entire agreement of the parties hereto with respect to the transactions contemplated hereby and thereby, and supersede all prior and contemporaneous written and oral agreements, oral agreements, relating to such transactions. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Annexures, Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.04 Expenses. Except as otherwise specifically provided herein or in any other agreements and instruments related to this Agreement, each party hereto shall be responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the Ancillary Agreements; provided, however, that the Company shall be responsible for and shall remit the fees of its attorneys, advisors, accountants and consultants accrued up and through the Second Closing Date (the “Fees”), but if Closing is not consummated by the Drop Dead Date (defined below) due to Buyer’s default, failure to complete due diligence, or failure to fund the Closing Consideration, Buyer shall be solely responsible for recompensating the Company for such actual Fees incurred up to and through the termination date of this Agreement.

8.05 Further Assurances. The parties hereto shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable governmental rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and all other agreements and instruments related to this Agreement. Without limiting the generality of the foregoing, each party hereto agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives on or after the Initial Closing Date and which is the property of the other. Seller acknowledges and agrees that from and after the Initial Closing Date, Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company and the Company Business; provided, however, that, Seller may retain a copy of such documents, books, records (including tax records), agreements, and financial data solely for its personal, confidential use as may be reasonably necessary for purposes of compliance with its obligations under applicable law and/or for enforcement of its rights and remedies hereunder and under the Ancillary Agreements.

8.06 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Buyer and Seller each hereby irrevocably consents to the jurisdiction of the state and federal courts located in the New York, New York in any case or controversy arising under this Agreement, and that process may be served in the manner provided in Section 8.08 hereof.

8.07 Termination. This Agreement may be terminated at any time prior after the Initial Closing Date but prior to the Second Closing Date:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if any of the conditions set forth in Section 4.01 or Section 4.03(b) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by Seller by the date on which Regulatory Approval has been obtained (the “Drop Dead Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Second Closing Date;

(c) by Seller by written notice to Buyer if any of the conditions set forth in Section 4.01 or Section 4.02(b) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by Buyer by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (A) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (B) any Governmental Orders restraining or enjoining the transactions contemplated by this Agreement shall have been issued, and such Governmental Orders shall have become final and non-appealable or (C) Regulatory Approval has not been obtained by the date which is 6 (six) months after the Initial Closing Date.

8.08 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.07, this Agreement shall forthwith become void but the funds already paid shall be nonrefundable. There shall be no other liability on the part of any party hereto except as set forth in Article VI and this Section 8.08; provided, however, that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof. Furthermore, Buyer shall maintain strict confidentiality of the Company Business and any other non-public, proprietary information of Seller and the Company that Buyer had access to or that was disclosed to Buyer in connection with this Agreement, and Buyer shall not disclose or use such information whatsoever without the prior written consent of Seller and the Company.

8.09 Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder (i) shall be in writing or by email; (ii) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (iii) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a Business Day, on the first Business Day after the date of receipt), as evidenced by (A) a receipt executed by the addressee (or a responsible person in their office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (B) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. For purposes of this Agreement, a “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in The City of New York and Auckland are authorized or required by law to remain closed; provided, that any day that is not a “working day” as defined in Section 2 of the New Zealand Companies Act 1993 shall not be a Business Day.

All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five Business Days’ prior notice:

If to Seller or the Company:	If to Buyer:

Dean Shields	LQR House Inc.
Fusion Five Continents Limited	6538 Collins Ave. Suite 344
Miami Beach, FL 33141
Email:
New Zealand
With a copy (which shall not constitute notice) to:
Email:
Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 26th Floor
New York, NY 10036
Attention: Jeffrey Wofford, Esq.
E-mail:

8.10 Publicity. No party hereto shall make any press release, announcements in social media, corporate communications and announcements, or any other form of other public announcement regarding this Agreement or any Ancillary Agreements, or any transactions contemplated hereby or thereby, until the text of such release or announcement has been submitted to Buyer and Seller and both have approved the same in writing.

8.11 Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.12 Waivers. The due performance or observance by the parties hereto of their respective obligations hereunder and under the Ancillary Agreements shall not be waived, and the rights and remedies of the parties hereunder and thereunder shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations hereunder or under any Ancillary Agreements may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing.

8.13 Withholding. All payments by Buyer pursuant to this Agreement and the Exhibits hereto are subject to any applicable U.S. federal or state tax withholding.

8.14 Broker. Each party hereto shall be responsible for such expenses and fees as it may incur in connection with any broker, agent or finder on account of this Agreement.

8.15 Limitations on Damages. Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, except with respect to indemnification of the third-party claims, each party hereto acknowledges that this Agreement does not authorize a party to sue for or collect from the other party any punitive damages, or any consequential or indirect damages in connection with this agreement and the transactions contemplated hereby and that each party expressly waives for itself and on behalf of its affiliates, any and all claims that it may have against the other party and the other party’s affiliates for its own such damages in connection with this Agreement and the transactions contemplated hereby.

8.16 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement or any Ancillary Agreements were not performed in accordance with the terms hereof or thereof (as applicable) and that the aggrieved parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.17 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the interpretation of the Agreement or the rights of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed as of the date first above written, by themselves or their respective officers thereunto duly authorized, as applicable.

Buyer:

LQR HOUSE INC.

By:	/s/ Sean Dollinger
Name:	Sean Dollinger
Title:	Chief Executive Officer

Company:

FUSION FIVE CONTINENTS SECURITIES LIMITED

By:	/s/ Dean Nelson Shields
Name:	Dean Nelson Shields
Title:	Chief Executive Officer

Seller:
DEAN NELSON SHIELDS

/s/ Dean Nelson Shields
Dean Nelson Shields